Exhibit 99.1

GlobalSCAPE Continues Push into International Markets

SAN ANTONIO, Texas—September 29, 2008—GlobalSCAPE, Inc. (AMEX: GSB - News) a leading developer of file transfer software, announced today the availability of the latest versions of its popular CuteFTP® product line in five additional languages. Spanish, German, French, Portuguese and Turkish versions of CuteFTP Home®, CuteFTP Pro® and CuteFTP Lite® will enhance the company’s ability to increase international market share.

Ted Marchut, Vice President of Consumer Products, stated, “The markets we are targeting with these releases totaled almost $12 billion in 2007 according to IDC.  GlobalSCAPE already has strong international sales and these new localized products will increase our ability to penetrate these markets.  Our web traffic and trial installations from these countries indicate we have brand recognition and serious interest. These new releases will allow an additional 20% of our trial users to run CuteFTP in their native language and a great experience using the product is what we believe will convert trial users to customers.”

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance. GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices. GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations. Headquartered in San Antonio, TX. GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.

Contact:

Mendy Marsh

GlobalSCAPE

210-308-8267